Exhibit 10.53 (a)

Dr. Arol I. Buntzman
c/o EVCI Career Colleges Holding Corp.
1 Van Der Donck Street, 2nd Floor
Yonkers, NY 10701

As of June 18, 2007

Dear Dr. Buntzman:

This letter, when countersigned by you, corrects and reforms the Letter Agreement entered into by you on April 24, 2007 with EVCI Career Colleges Holding Corp. As you are aware, this correction and reformation is necessitated by the fact that the final draft of the Letter Agreement mistakenly omitted the paragraph below that had been agreed to by the parties. All defined terms in the Letter Agreement shall have the same meanings herein.

1. The following is hereby added as (h) to section 2 of the Letter Agreement:

(h) M&A Fee. Executive shall be entitled to receive a cash fee equal to 1.5% of the value of acquisitions or dispositions made by EVCI or its subsidiaries, that are initiated during the Employment Term, including the sale of EVCI’s entire business but excluding any going private transaction involving ComVest or its affiliate.

2. Except as specifically corrected and reformed above, the Letter Agreement shall remain in full force and effect.

Very truly yours, EVCI CAREER COLLEGES HOLDING CORP.

By:	/s/
Joseph D. Alperin
General Counsel and
Vice President for Corporate Affairs

Agreed:

/s/

Dr. Arol I. Buntzman